SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2012

iROBOT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51598	77-0259335
(Commission File Number)	(IRS Employer Identification No.)

8 Crosby Drive, Bedford, Massachusetts	01730
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 430-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 1, 2012, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 14, 2012, by and among iRobot Corporation, a Delaware corporation (the “Company”), Bull Dog Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“MergerCo”), Evolution Robotics, Inc., a Delaware corporation (“Evolution”), and Shareholder Representative Services LLC, as the Securityholders’ Representative, the Company completed its previously announced acquisition of all of the issued and outstanding shares of capital stock of Evolution, and MergerCo merged with and into Evolution, with Evolution remaining as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger”). At the closing, the Company paid approximately $74.9 million in cash. Pursuant to the Merger Agreement, $8.88 million of the purchase price was placed into an escrow account to settle certain claims for indemnification for breaches or inaccuracies in Evolution’s representations and warranties, covenants and agreements, and $250,000 of the purchase price was deposited in escrow to satisfy, in part, any payments due to the Company for certain adjustments to the calculation of the working capital of Evolution.

A copy of the Merger Agreement is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 17, 2012. The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. The financial information required by this Item 9.01(a) has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

(b)	Pro Forma Financial Information. The financial information required by this Item 9.01(b) has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2012	iRobot Corporation

	By:	/s/ Glen D. Weinstein
		Name:	Glen D. Weinstein
		Title:	Chief Legal Officer and Secretary